EXHIBIT 99.1

PRESS RELEASE DATED MARCH 10, 2003

[SOURCECORP LOGO]

SOURCECORPTMANNOUNCES UNFAVORABLE $2.2 MILLION COURT RULING

Company to Appeal County Court Trial Ruling

Ruling Will Not Impact Company’s 2003 Financial Guidance Previously Provided

DALLAS, March 10, 2003 – SOURCECORPTM (Nasdaq: SRCP), one of the nation’s leading providers of business process outsourcing solutions, today reported that a Missouri county court just announced a ruling in a matter the Company previously disclosed in its 2002 third quarter Form 10-Q. The case involves a single marketing agreement with a third party entered into by the Company, which expired in February 2000. The county court’s ruling is in favor of the third-party plaintiff, which alleged that it was entitled to commissions on revenues generated from certain customers of the Company after the expiration of the agreement. SOURCECORP intends to aggressively pursue its defenses in this matter, including an appeal. If upheld, the decision will cost the Company approximately $2.2 million, plus legal and interest costs during the appeal period.

Barry L. Edwards, EVP and Chief Financial Officer of SOURCECORP said, “We were surprised and very disappointed with the decision of the trial court in this case and we will aggressively pursue our appeal of this decision. However, given the ruling of the court, in accordance with GAAP we are increasing our accrued litigation cost for this item to reflect the full $2.2 million. As a subsequent event for 2002, the amount must be included in our 2002 annual results reported in our Form 10-K, which will be filed later this month. As a result, previously reported 2002 diluted earnings per share will be reduced by $.07 per share to $1.58 and S, G & A will be increased by the reserve amount.”

Mr. Edwards added, “This decision will have no real impact on our expected financial results for 2003 or future periods. Therefore, we are not changing, in any manner, the 2003 financial guidance we issued last month.”

ABOUT SOURCECORPTM

SOURCECORP, Incorporated is a leading provider of value-added business process outsourcing solutions to clients nationwide. SOURCECORP targets information intensive, technology oriented, application driven industry segments, such as healthcare, legal, financial services and government, leveraging its expertise and experience in business processes for these and other similar business profiles. Headquartered in Dallas, the Company employs approximately 9,000 people and operates in over 40 states, Washington D.C. and Mexico.

SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index. In June 2001, the Company was cited among the Top 100 Hot Growth Companies by BusinessWeek magazine. SOURCECORP has previously been recognized twice by Forbes magazine as one of the 200 Best Small Companies, based on return equity, sales growth, and EPS growth, and by FORTUNE magazine as one of America’s 100 Fastest Growing Public Companies. For more information about SOURCECORP’s solutions, including case-study examples, visit the SOURCECORP website at www.srcp.com.

The statements in this press release, which are not historical fact, are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to, any financial estimates and projections included in this press release and the Company disclaims any intention or obligation to update or revise such estimates or forecasts, except as required by law. The aforementioned risks and uncertainties include, but are not limited to, the risks of integrating our operating companies, of managing our growth, of the timing and magnitude of technological advances, of the occurrences of future events that could diminish our existing customers’ needs for our services, of a change in the degree to which companies continue to outsource business processes, as well as the risks detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in the company’s most recent annual report on Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts:	Barry Edwards, EVP & Chief Financial Officer: 214.740.6690

Lon Baugh, Director, Investor Relations: 214.740.6683